Exhibit 10.57

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (collectively, the “Agreement”) dated as of November 26, 2019 (the “Effective Date”) is made by and between SAExploration Holdings, Inc. (the “Company”) and Jeffrey Hastings (“Hastings”).  Hastings and the Company together are referred to as the “Parties.”

Preamble

WHEREAS, Hastings has been employed by the Company as the Chief Executive Officer and Chairman of the Board pursuant to an Amended and Restated Executive Employment Agreement effective August 3, 2016, as amended by the First Amendment to the Amended and Restated Executive Employment Agreement, and Second Amendment to the Amended and Restated Executive Employment Agreement (as amended, the “Employment Agreement”) attached hereto as Exhibit A;

WHEREAS, Hastings has already been deemed to have voluntarily resigned from each position that he held as a director or officer of the Company, and will voluntarily resign as an employee from the Company on November 30, 2019; and

WHEREAS, Hastings and the Company desire for Hastings to provide consulting services as an independent contractor following termination of Hastings’ employment during the period of time and upon the terms and conditions set forth herein.

NOW THEREFORE in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Agreement

Definition.  When used in this Agreement, “Company and/or its Affiliates” shall mean and include SAExploration Holdings, Inc. and all of its predecessors, successors, parents, subsidiaries, divisions and other affiliated companies, partners, partnerships, assigns, and all of their respective present and former officers, directors, employees, shareholders or equity holders, board members, agents and insurers, whether in their individual or official capacities.

1.Resignation Date.  As of November 30, 2019 (the “Resignation Date”), Hastings will be deemed to voluntary resign from employment with the Company and from any and all positions ever held as an officer, manager, director or similar position with any subsidiary of the Company.  Hastings acknowledges and agrees that he voluntarily resigned from all other positions as director and officer of the Company.

2.Accrued Obligations and COBRA Reimbursement.  The Company agrees to provide Hastings with the following benefits: (i) payment of his current base salary through November 30, 2019; and (ii) payment of his accrued, unused vacation, in the amount of $121,101.35.  Such base salary will be paid in accordance with the Company’s normal payroll schedule and the payments identified in this part (ii) of the previous sentence will be paid in a lump sum within thirty (30) days after the Effective Date.  In addition, as consideration for entering into this Agreement and provided Hastings does not violate any obligation under this Agreement including his Continued Obligations (defined below), the Company agrees that, if Hastings elects to continue group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will timely reimburse Hastings for the costs of his continuing health insurance benefits through COBRA coverage for eighteen (18) months following the Resignation Date.  Hastings shall submit notification of payment for COBRA coverage each month to the Company via email to Andrea Caro at acaro@saexploration.com, and the Company will reimburse Hastings for the COBRA payments referenced in this Section 2 within fifteen (15) calendar days after receipt of proof of each monthly COBRA payment made by Hastings.  Hastings acknowledges that this COBRA reimbursement is in addition to anything of value to which Hastings already is entitled from the Company and that Hastings is not entitled to such reimbursement except as provided in this Agreement.  All amounts paid pursuant to this Agreement will be reduced by applicable deductions and withholdings required by local, state, or federal law.

3.Clawback.  The Parties acknowledge and agree that the Company may claw back and recover any bonus or other incentive compensation provided to Hastings pursuant to the Employment Agreement or any other incentive or bonus plan, the Sarbanes-Oxley Act, and other applicable law, and Hastings hereby consents to the Company doing so to the maximum extent permitted by law.  To the extent that Hastings received or receives any amount in excess of the amount that Hastings should otherwise have received under the terms of the applicable compensation plan, program, agreement or arrangement (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), Hastings shall be required to repay any such excess amount to the Company.

4.Release by Hastings.  In exchange for the consideration contained herein, Hastings, on behalf of himself, and his agents, spouse, heirs, executors, successors and assigns, unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and/or its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date, for any wages, salary, bonuses, equity interests, compensation, sick time, vacation time, paid leave or other remuneration of any kind or any claim for additional or different compensation or benefits of any sort, including severance payments or benefits pursuant to the Employment Agreement or any other agreement (including any of the amounts identified in Section 5 of the Employment Agreement), or additional or different compensation or benefits related to his resignation or termination of employment with the Company.  For the avoidance of doubt, Hastings is not releasing his right to his base salary earned through the Resignation Date, current employment benefits through the Resignation Date, any Consulting Compensation, vested benefits under any Company benefit plan to which Hastings is entitled pursuant to applicable law or the terms of such plans), or the COBRA reimbursements.

5.Continued Obligations.  Hastings acknowledges and agrees that he previously agreed to be bound by certain ongoing and post-employment obligations pursuant to Sections 6 and 7 of the Employment Agreement (the “Continued Obligations”), which are hereby incorporated herein by reference.

6.Consulting.  The Company agrees to engage Hastings on an independent contractor basis as a consultant to the Company and Hastings accepts such engagement and agrees to provide the services reasonably requested of him by Mel Cooper, Director of the Company (“Cooper”), or his designee.  The term of this consultancy engagement will commence on the Resignation Date and shall continue for one (1) month until December 31, 2019 or unless otherwise terminated by the Company or Hastings (the “Consulting Period”).  The Company and Hastings may terminate the Consulting Period for any reason or no reason upon written notice. Hastings, as an independent contractor during the Consulting Period, shall control the manner and methods employed by him in performing the services, pursuant to the general instructions and directions from the Company.  Hastings will perform his obligations as a consultant as a reasonable and prudent professional, in a good and workmanlike manner, and in compliance with all applicable laws and regulations, applicable written policies and procedures of the Company, and applicable professional standards.  He must perform the services requested without undue delay and keep the Company informed about his services for the Company.  Any services to the Company will be on an as-needed basis and will not exceed forty (40) hours per workweek.

7.Independent Contractor.  The relationship between Hastings and the Company will be that of independent contractors during the Consulting Period.  He is not and shall not be deemed to be an employee, agent, joint venturer, or partner of the Company and/or its Affiliates.  Nothing herein shall be construed as creating or establishing an employment relationship after the Resignation Date.  Hastings shall not be entitled to, and Company shall not provide, any contribution, profit sharing, pension, health, worker’s compensation or other insurance programs, or other benefits commensurate with employee status during the Consulting Period (other than any entitlement that he was already entitled to by virtue of his employment with the Company prior to the Resignation Date).  Furthermore, Hastings agrees that he shall not be treated as an employee of Company for tax purposes during the Consulting Period, and that Company shall not pay any contributions to Social Security, unemployment insurance, or federal or state withholding taxes on behalf of Hastings in connection with the Consulting Fees identified herein.  Hastings agrees and understands that he is solely responsible for all taxes or other payments related to compensation Hastings receives pursuant to this Agreement.  Hastings understands and agrees that the Company shall not be obligated to pay for any expenses related to any illnesses or injuries that Hastings may suffer related, directly or indirectly, to the performance of the consulting services hereunder.

8.Consultant Fees.  Hastings will be paid $2,200 per day (the “Consulting Compensation”) for all services performed during the Consulting Period that have been approved in advance in writing by the Company.  Such amounts for each month in which the Consulting Period is in effect will be paid no later than thirty (30) days after the end of such month.  The Company agrees to reimburse Hastings for actual, documented and reasonable travel and out-of-pocket expenses in connection with the performance of the services that have been approved in advance in writing by the Company.

9.Cooperation.

(a)Upon reasonable request, Hastings agrees to cooperate with the Company and all individuals employed by the Company in any and all matters relating to the Company, including cooperation in any transition of his duties as Chief Executive Officer and Chairman of the Board, as well as any ongoing investigations by the Securities and Exchange Commission (the “SEC”) and related investigations or any other related matters at the request of the Company.

(b)Hastings agrees that he will not discuss with any current Company employees or potential or actual customers of the Company, or otherwise interfere with, directly or indirectly, any matters relating to the SEC investigation, the Company’s own investigation, any Company business, or any related matters.  Notwithstanding the foregoing, Hastings may discuss these matters with Cooper, as well as others so long as Cooper gives Hastings permission to do so.  Nothing in this Agreement inhibits or prohibits Hastings from (i) communicating with the SEC or any other government agency about any matter, or (ii) making disclosures that may be required by law or compelled by legal process.

(c)Hastings represents and warrants that he has previously disclosed or will in the future disclose and advise the Company of all instances of any alleged regulatory violations or potential noncompliance of law by the Company of which he is aware.  Hastings further agrees that he will make no knowing and intentional misstatements of fact to Sidley Austin and Ankura investigators in interviews.

10.Enforcement.

(a)Arbitration.

(i)With the exception of Section 10 of the Employment Agreement (relating to a breach or threatened breach of Section 6 or 7 of that agreement), the Parties agree that any and all disputes, claims or controversies arising out of, relating to, or in connection with this Agreement or Hastings’ resignation, including the execution, performance, and termination of this Agreement and related documents, that are not resolved by their mutual agreement shall be resolved by final and binding confidential arbitration as the exclusive remedy.  Hastings understands that by entering into this Agreement, Hastings is waiving any right he may have to file a lawsuit or other civil action or proceeding, and Hastings is waiving any right he may have to resolve disputes through trial by judge or jury.

(ii)Either Party may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association (“AAA”) and sending a copy by personal delivery or certified mail to the other party.  The Parties agree that, except as provided in this Agreement, the arbitration shall be in accordance with the AAA’s then–current rules Commercial Arbitration Rules.  The arbitration shall be conducted by one arbitrator (“Arbitrator”) admitted to practice law in Texas for at least ten (10) years who is a former judge, selected pursuant to the selection procedures provided by AAA or by an arbitrator mutually selected by the parties.  Proceedings to enforce, confirm, modify, set aside or vacate an award or decision rendered by the Arbitrator will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or applicable state law.  The arbitration shall be final and binding upon the parties.  The Parties will be responsible for paying their own costs and attorney’s fees except as otherwise provided by the arbitration rules.  Any arbitration proceeding shall take place in Harris County, Texas.  The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law.

(iii)THE PARTIES HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY AND AGREE TO HAVE ANY AND ALL DISPUTES RESOLVED IN ARBITRATION IN ACCORDANCE WITH THIS SECTION.

11.Notices.  Any notices provided under this Agreement shall be effective if provided concurrently by both email and federal express (overnight delivery) as follows:

(a)If to Hastings:

(i)[Email to be provided by counsel for Hastings]

(ii)With a courtesy copy (which does not constitute notice) to:

Jeffrey S. Johnston

Vinson & Elkins LLP

101 Fannin Street, Ste. 2500, Houston, TX 77002

jjohnston@velaw.com

(b)If to the Company:

(i)	To SAExploration Holdings, Inc. 1160 Dairy Ashford Road, Suite 160, Houston, TX 77079

Attn: Michael Faust, Chief Executive Officer.
mfaust@saexploration.com

(ii)	With a courtesy copy (which does not constitute notice) to:

E. James Cowen

Porter Hedges LLP

1000 Main St., 36th Floor, Houston, TX 77002

jcowen@porterhedges.com

12.Authority.  The Parties warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.  Hastings additionally warrants that he has not heretofore assigned or transferred, or purported to have assigned or transferred, to any firm, entity, or person, any dispute released herein.

13.Entire Agreement.  This Agreement, together with the Continued Obligations and Sections 10, 11, 16, 17, 19, 20, 22, 23, and 24 of the Employment Agreement, embody the entire agreement between the Parties relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.  For the avoidance of doubt, nothing herein waives any of Hastings’ rights pursuant to that certain Director and Officer Indemnification Agreement made between the Parties and dated as of July 27, 2016 (the “Indemnification Agreement”), as Hastings’ rights under the Indemnification Agreement continue in full force and effect.

14.Choice of Law.  This Agreement is made and shall be enforced pursuant to the laws of the State of Delaware. It is the intent of the Parties that this Agreement may be disclosed to a court of law and that the terms of the Agreement are binding upon the Parties in a court of law.

15.No Admission.  The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility.  The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

16.Other Representations.  By executing this Agreement and as a condition precedent to any obligations or liabilities of the Parties, Hastings expressly acknowledges, represents, and warrants that Hastings (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) was represented by legal counsel of his own choosing; (iii) has made his own investigation of the facts, have had a full opportunity to review the terms of this Agreement, and has and is relying solely upon his own knowledge and the advice of his own legal counsel; (iv) has carefully read and understood all of the provisions of this Agreement; (v) knowingly waives any claim that this Agreement was induced by any misrepresentation, omission, or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; and (vi) he is the lawful owner of the claims released herein and has not assigned, transferred, sold, pledged, or in any manner whatsoever conveyed any right, title, interest, or claim in or to any claim released by this Agreement. Hastings stipulates that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

17.Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future laws or public policies, such provisions shall be fully severable and shall in no way affect the validity or enforceability of this Agreement or any other provision herein.

18.Waiver.  The provisions of this Agreement may only be waived with the prior written consent of the Company and Hastings, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect, or enforceability of this Agreement or any provision herein.

19.Agreement Jointly Drafted.  The Parties agree that this Agreement shall be construed as if the Parties jointly prepared this Agreement and that this Agreement shall not be construed against any Party on the ground that such Party drafted the Agreement.

20.Voluntary Execution.  Hastings further acknowledges that he has had sufficient time to consider this Agreement, that he was represented by counsel of his choosing in negotiating this Agreement, and that Hastings is signing this Agreement knowingly and voluntarily for purposes of receiving additional, valuable compensation beyond what Hastings would otherwise be entitled to.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as follow:

/s/ Jeffrey Hastings
Jeffrey Hastings
Date:	11/26/2019

SAExploration Holdings, Inc.

/s/ Michael J. Faust
Printed Name:	Michael J. Faust
Title:	Chief Executive Officer
Date:	November 27, 2019

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